Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEventsSM

CECO - Q1 2006 Career Education Earnings Conference Call

Event Date/Time: May 03, 2006 / 5:00PM ET

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CORPORATE PARTICIPANTS

Jack Larson
Career Education – Chairman, President, CEO

Pat Pesch
Career Education – CFO

Steve Fireng
Career Education – President of the University Division

CONFERENCE CALL PARTICIPANTS

Chris Gutek
Morgan Stanley – Analyst

Matt Litfin
William Blair & Company – Analyst

Steve Vaughn
Credit Suisse – Analyst

Sarah Gubins
Merrill Lynch – Analyst

Gary Bisbee
Lehman Brothers – Analyst

Mark Marostica
Piper Jaffray – Analyst

Mark Hughes
SunTrust – Analyst

Jerry Herman
Stifel Nicolaus – Analyst

Jeff Silber
Harris Nesbitt – Analyst

Corey Greendale
First Analysis – Analyst

Steven Barlow
Prudential Equity Group – Analyst

Howard Block
Banc of America Securities – Analyst

Kelly Flynn
UBS – Analyst

Jennifer Childe
Bear Stearns – Analyst

PRESENTATION

OPERATOR

Good day, ladies and gentlemen, thank you for standing by and welcome to the Career Education first quarter 2006, earnings conference call. [OPERATOR INSTRUCTIONS] At this time I would like to read the following safe harbor statement. Statements made by CEC, or its representative on this call that are not historical facts are considered forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are based on information currently available to us and involve risks and uncertainties that could cause actual growth, results, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties the outcome of which could materially adversely affect our financial condition and operations include but are not limited to risks related to our ability to comply with and the impact in changes in legislation and regulations that affect our ability to participate in student financial aid programs, costs, risks and effects of legal and administrative proceedings in investigations in governmental regulations including the pending Securities and Exchange Commission and Justice Department investigations and class action derivative and other lawsuits, risks related to our ability to comply with accrediting agency requirements or obtain accrediting agency approvals, costs and difficulty related to the integration of acquired businesses, risks related to our ability to manage and continue growth, future financial and operating results, risks related to competition, general economic conditions and other risk factors relating to our industry and business, as detailed in our annual report on Form 10-K, for the year ended December 31, 2005 and from time to time in our other reports filed with any SEC. We disclaim any responsibility to update or revise these forward-looking statements. At this time I would like to turn the presentation over to Jack Larson, Chairman, President and Chief Executive Officer. Please proceed, sir.

Jack Larson – Career Education – Chairman, President, CEO

Good afternoon, to everyone. Thank you for joining us on our first quarter 2006 earnings call. I’m pleased to say Career Education Corporation made significant progress during the first quarter in executing our strategies for growth. We gained considerable momentum from marketing and compliance initiatives in particular and from steps taken earlier to strengthen our business. We continue to grow revenue even in the face of external head winds, including a more competitive business environment.

We maintained our focus and did not allow ourselves to be distracted from our business or from our responsibilities to our students and deliver value for our shareholders. I am also pleased to tell you that both lead and graduation rates are at an all-time high. An indication of our ability to attract students and to support them effectively throughout the entire student life cycle from enrollment to true graduation.

Let me start with a few of the headlines, revenue for the quarter grew approximately 4% over the prior year reflecting, we believe, the quality of our educational programs and our ability to adapt to the evolving needs of the marketplace through our rapidly expanding online hybrid offerings. Next, cash generation continued to be significant. Our intent will be to utilize that cash wisely to support future growth, enhance stockholder value through share types of repurchases and continuing strengthening of our infrastructure.

Next would be net income trended downward year-over-year primarily due to higher costs associated with a more robust advertising spend to drive future revenue growth and unusual charges that Pat will address later. We view the quarter substantial uptick in new student leads as a direct result of our more aggressive advertising initiative and we’re confident that we will translate into more robust top line growth in future quarters. What is most significant is this, both leads and graduation rates are at an all-time high an important indication of the underlying strength of our business and future growth potential.

Cost for media leads continues to be low demonstrating the effectiveness of our media spend. Our student population is consistent with last year, over 97,000 students at April 30. This temporary growth plateau is to be expected in light of the negative impact of adverse publicity generated in certain markets during the fourth quarter of ‘05.

However, we are now experiencing a turning of the tide in that regard because of recent progress we have made in regulatory, legal, governance areas, changes in recruiting strategies, and more aggressive advertising and public relations initiatives. We are confident that our improving reputation will drive student enrollment and retention going forward. During the quarter we continued to grow our innovative online offerings, including Stonecliffe College Online, part of Colorado Technical University. With Stonecliffe, we are further expanding our online offering by targeting those students who prefer to earn their degrees at a slower pace. We saw the need and we found a way to fill that need. Our approach to innovation is practical, targeted and student centered, the best we believe to ensure a return on investment.

Staying close to our customers enables us to be nimble and tailoring our program to capitalize in the rapidly changing demands of that market. In our industry being light on our feet, adaptable, and rapidly responsive to the evolving needs of students and consumers are critical strengths that provide was a highly competitive edge. Our track record in this area underscores that this is one of CEC’s core competencies.

Finally, in addition to our solid operating performance in the quarter we continue to make significant progress in a number of fronts, related to regulatory and litigation issues. I’ll address this more fully later in the call. Steve Fireng, will also update you on our progress at AIU and on the university’s continuing work and positive steps forward in resolving issues raised by AIU’s accreditor.

In summary, we believe the quarter demonstrates solid forward progress in rebuilding Career Education enterprise wide on multiple fronts, and we remain confident that the positive momentum will continue and our ability to deliver more robust top-line growth and enhanced value for shareholders will be successful. While we fully understand the work that lies ahead of us, we believe that changes in improvements that we have been instituting over the past year are already beginning to bare fruit. We are more committed than ever to seeing that our business continues to move in a positive direction, that we generate increasing shareholder value and that we provide the highest quality education available in our industry. We have a plan for the future that we believe is the right one – leveraging this company’s unique strengths and actively addressing those areas where we know we can change or grow or simply become better. Our management team is highly motivated and aligned around this mission.

I’m confident in your ability to execute our strategy and provide value to our shareholders, now I would like to turn the call over to Pat Pesch, our CFO, who will provide additional detail on the quarter.

Pat Pesch – Career Education – CFO

Thank you, Jack. Let me start by highlighting some of the financial information that Jack discussed. As Jack indicated first quarter revenue was $529 million, a 4% increase from the same period last year. The increase was due primarily to increases in online student population, offset partially by a decline in campus-based student population. Online student revenue was up 23% while campus based revenue was down about 5%.

During the first quarter, we adopted Statement of Financial Accounting Standards Number 123R, share-based payment, which requires the cost related to share-based payment transactions with employees to be recognized as expense in the financial statements. First quarter 2006 operating results include a non-cash share-based compensation expense of approximately $4 million. Share-based compensation expense was not required during the first quarter of 2005.

This charge, which has about – excuse me – this charge which has about a $0.025 earnings per share impact is consistent with estimates that we provided on our last earnings call. In our 2005 10-K, we indicated that we had tested the goodwill balance for our Gibbs division for impairment in accordance with Statement of Financial Accounting Standards Number 142, goodwill and other intangible assets, and that the estimated carrying values exceeded fair values by a relatively slim value. We indicated further that we would continue to monitor performance for signs of impairment.

Continued weak performance for our Gibbs division for the first quarter indicated that the value of goodwill attributable to the Gibbs division has been impaired as the current estimate of the division’s fair value is less than its carrying value. As a result, the entire goodwill balance related to the Gibbs division of $10.4 million was written off. This charge, which is about $0.065 per share, was not contemplated in our previously issued guidance. Between these two items that I have mentioned, approximately $14.4 million of non-cash charges are included in the first quarter results, with no comparable charges in the prior year first quarter. Operating profit margin was 15% during the first quarter of 2006, a decrease of 4.4 percentage points from the 19.4% during the first quarter of 2005.

Of the decrease, approximately 2.8 percentage points was due to the Gibbs goodwill impairment charge and the non-cash stock-based compensation expense, which I just described. Approximately 1.8 percentage points was due to an increase in advertising and admissions expenses. This increase was primarily due to weaker conversions within our AIU business which we believe is largely attributable to the AIU probation as well as a general increase in marketing activity to rebuild student population throughout our schools.

These expenses were partially offset by a 0.7 percentage point reduction in bad debt expense during the quarter and a 1.6 percentage point decline in administrative expenses. Bad debt expense of 2.7% of revenue is at the lowest level we have seen since the beginning of 2001. In addition, declines in population at some of our campuses have caused fixed costs in occupancy and depreciation to increase as a percentage of revenue. Consolidated net income was $52.7 million or $0.53 per diluted share during the first quarter of 2006, a decrease of 6% from $55.9 million or $0.53 per diluted share during the first quarter of 2005. Adjustments for share-based compensation expense, not required in 2005 and add-backs for 2005’s first quarter charge for discontinued operations, for which there was no comparable charge in 2006, and the 2006 goodwill impairment charge for which there was no comparable charge in 2005, making these adjustments would result in year-over-year earnings per share growth of about 5%.

Cash generation continued to be strong. Cash and investments increased $85 million during the quarter to almost $490 million after approximately $25 million of stock repurchases. Stock repurchase activity during the quarter was limited as we did not begin purchases until after filing our 10-K in early March. Capital expenditures decreased to $17.5 million during the first quarter of 2006 from $25.5 million during the first quarter of 2005. This represents approximately 3.3% of consolidated revenue for the first quarter of 2006, versus 5% of consolidated revenue for the first quarter of 2005. We will continue to watch our capital spending to make sure it is aligned with growth expectations and return on investment goals.

With respect to segment reporting, as described in our earnings press release, we have revised our segment reporting information. We have presented five segments. The University segment, the Culinary Arts segment, the Health Education segment, the Gibbs segment and the Other Schools segment. The University segment includes American Intercontinental University and Colorado Technical University, including both universities on ground and online campuses in this one segment.

The Other School segment includes the Academy, College East, College West and INSEEC Division Schools. While we no longer will present online campuses as a segment, we will continue to provide certain supplemental information with respect to our activity for fully online students. We are hopeful that the expanded segment detail will provide further insight into our varied operations and a better understanding of the challenges that we face and that opportunities that we have to further enhance shareholder value. I would also like to offer some additional information in anticipation of some questions that you may have.

With respect to our University division profitability, we have often been asked about the trends in margins. AIU margins, or American Intercontinental University, margins have been significantly higher than Colorado Technical margins due to larger scale and more maturity of operations. While the university division margins as reflected in the segment data are down year-over-year, this is attributable primarily to a mix change between AIU and CTU. CTU margins are up on a year-over-year basis despite significant investment in the launch of Stonecliffe College and significant investment over all that has driven 50% plus growth on a year-over-year basis. Despite a significant slow down in AIU growth in weak conversions that I mentioned earlier. AIU margins are down less than 1%.

With respect to guidance, we have no updates from the guidance issued last quarter. Achieving full year guidance will be dependent upon beginning summer recovery of campus-based population and successfully addressing the adverse effect of the AIU probation, which Steve Fireng will address in his comments. With that I’ll turn it over to Steve.

Steve Fireng – Career Education – President of the University Division

Thanks, Pat. I’m pleased to be discussing for the first time the financial results of CEC’s University group. These results include both brick and mortar and online operations of American InterContinental University and Colorado Technical University.

As I discussed in our year end 2005 call, we recently merged our online education group into the University Group to better describe fully the teams and individuals dedicated to providing the support and guidance to the central administration teams at both AIU and CTU. This blending of on campus and online give us tremendous brand efficiency, marketing and lead leveraging, and accreditation alignment. For the first quarter of 2006, CEC University Group revenues and earnings were up substantially.

Revenues were $244 million, an increase of 15% over last year, and operating profit was $81 million, up 6% over prior year. The operating profit percentage was 33.5% of revenue. Overall we’re proud of these financial results and our strong profit margin that were positively impacted by improved year-over-year and quarter-over-quarter retention and lower bad debt at AIU Online. These results are clearly an indication of our strengths in both our universities and the efforts to ensure operational excellence during AIU’s probation period.

For AIU’s and CTU’s 100% online students, population as of April 30, was approximately 31,600, up from 25,500 from last year. The population is slightly down from last quarter due to adverse publicity related to AIU’s probation and competitors using this to their advantage. To address the negative publicity of AIU’s probation, the university has advisors focusing more on the use of testimonials from current students, faculty and alumni. With AIU’s quality graduates the university has an active campaign where alumni are calling interested students.

Early feedbacks from alumni is that they are able to answer the prospective student’s questions and demonstrate the value of AIU’s education. While I have not given you an update on CTU’s 100% online students in a while, I wanted to let you know now it’s a meaningful number to the 100% online population representing more than one third of those students. We have, and still feel, CTU can continue to be strong growth driver for the University Group.

There has been a lot of discussion recently on exclusive marketing partnerships among our peer group. We actually have found these arrangements have given us more quality leads and, in some cases, favorable pricing from vendors. Another way we manage our lead flow is through our sophisticated vendor management system. The system tracks leads by vendor in real-time and passes back performance data instantly to all lead vendors to make additional real-time buys on high-performing sites. The marketing team has also shifted a larger percentage of media buys using CPM or cost per thousand buys, on internet properties such as Yahoo and MSN. This process allows for targeting students by degree and eliminates the middleman to save on cost. Overall our lead generation model has always been to maintain a diverse group of vendors in order to manage lead flow, cost and flexibility.

Similar to other online universities we have seen some pressures on conversion rates. To mitigate this we developed a scoring model that scores leads based on demographic data. The scoring model was the cornerstone for our new lead qualifying system called Smart Inquiries. This new technology tool for our advisor automatically sorts leads by the highest probability of lead conversion. This technology was rolled out in the beginning of April and we’re already seeing improvements in the distribution of leads and process.

I would like to take several minutes to give you an update on AIU’s action plan and the process they have made in addressing their probation by SACS. AIU’s focus action plan is divided into key phases of policy review, implementation, cultural acceptance, and reassessment. The first phase of AIU’s action plan, and with guidance from SACS, was the policy review phase and was successfully completed on March 31. This phase involved reviewing and enhancing university policies to address SACS’ recommendations. A few examples of how the university is addressing SACS’ recommendations are: they have engaged the campus academic committees and faculty in all of the policy reviews that took place in the first quarter; they have increased the breadth and knowledge of its central administration team to support each campus and added more staff to the online campus to address student issues; they have aligned the catalog and marketing collateral both on campus and online to have a more consistent university theme; and they have completed a full assessment of the admissions process by a team of outside experts in both quality control process and industrial psychology in order to ensure quality, integrity and, of course, effectiveness in admissions.

The second phase, or implement option phase, began on April 1, and is really an ongoing process. This phase involves AIU following the new operation policies and executing on outside experts’ admissions recommendations. We were very pleased to see that third-party recommendations reinforced the direction we were already moving in with our admissions advisors. The recommendations not only included enhanced training programs for advisors but also a new performance evaluation that includes metrics such as student retention, graduation rate, tenure, and call monitoring quality assurance scores.

The cultural acceptance phase of the plan involves ensuring that these policy changes are accepted throughout the university so that they become the new way of doing business. This is really moving the university from a sales culture to a service culture, which better addresses AIU’s students, and the spirit of accreditation. It is the responsibility of everyone at the university to ensure that their focusing on the entire student life cycle to ensure ultimate success for student graduation.

The final, or reassessment phase, will occur in late summer when AIU reports to SACS its self evaluation of the improvements and the results of the policy changes that went into effect on April 1. We are 100% committed in supporting AIU in resolving the issues and concerns raised by SACS. While the policy changes only began on April 1, and they are in the early stages, we believe that these changes not only address SACS’ concerns, but they also will have a positive impact on the sustainable growth for AIU. Our support includes having the right management team in place, led by Dr. George Miller, in a comprehensive action plan for improvement.

Dr. Miller is a seasoned veteran and has spent thirty years in higher education before joining AIU where he was president of two regionally accredited colleges, one of which was SACS accredited. In addition he has held leadership positions at several other SACS-accredited institutions. Failure is not an option here, and the university will not leave a stone unturned. Dr. Miller has stated that he has not seen such an effort to resolve an accreditor’s concerns and he, along with campus presidents and a dedicated work group in the field, are committed to restoring AIU to good standing with SACS in December.

The work group has extensive experience in the assessment and quality improvements needed to resolve SACS’ concerns. This is a very important point because when SACS visited the university last summer, they commented that while the university had made improvements, it needs to demonstrate this improvement over time through continuous practice.

Let me shift gears to CTU. Stonecliffe College Online, an academic division of Colorado Technical, continues to outperform internal expectations and is ramping quicker than our first student starts at both AIU and CTU online. And the show rates remain the highest among the online programs due mainly to favorable pricing and financial aid packaging rates, these students are still full-time degree seeking students and margins will be maximized by focusing on driving overall top line growth while achieving marketing efficiencies and higher retention. We are mindful of the lower revenue per student impact but we feel that this platform will be an important piece to the growth within CTU. We continue to invest in CTU, including a test of e-books for Stonecliffe College Online. Podcasting is adding additional admissions advisors and staff to support the growth. We continue to stress that our goal is quality sustainable growth.

AIU has a solid plan to address SACS concerns and is committed to ensuring operational excellence during the probation period as evidenced by improved student retention, continued collaboration with the military and other education partners. Over the next twelve months, the University Group will continue the momentum in building its solid names and strengthening the university’s infrastructure to prepare for future growth. In the last call I shared our recent employee results that eight out of ten employees would recommend a friend to come work with us but today before I turn it back to Jack for it concluding comments I wanted to share you our most recent student survey data that was just finalized a few weeks ago. I am pleased to announce at both AIU and CTU online more than 90% of the respondents would recommend the university to a friend.

This compares positively to October 2005 results and a great testimonial of not only the tremendous value that AIU and CTU provides to their online students, but it also demonstrates the high level of service provided to the students each and every day by the university’s staff and faculty. Jack?

Jack Larson – Career Education – Chairman, President, CEO

Before we open this call for your questions, let me say a few words about some of the issues I know that are on the minds of many of you on this call. I began this afternoon’s presentation with assurance to you that the Company is on the right track. I am confident that we are.

Our business is very strong, we continue to grow in spite of outside pressures and attempts by some to distract us, and we will build an infrastructure that will support and enable growth in the future. We transformed our governance practices to better align our interests with those of shareholders. We have won significant legal battles and are making progress in dealing with issues. We are strengthening the Company’s culture with the student center focus and a greater emphasis on training and communication, and we have dedicated the resources necessary to address our issues with SACS’s AIU. With that being said, I want you to know that we understand that the types of issues we have been facing cause uncertainty, and resolving them is essentially to rebuilding your trust and confidence in us and in our future.

Let me take a moment to talk about some of the changes that we are making, our future direction and what metrics are beginning to show about our progress. First, we’re right on track in terms of strength gathering our compliance and infrastructure and processes and building the right fail safe system to support a compliance culture within the Company. One example is our centralized student loan processing, which we believe will be key to significant future improvements in this very important area and one that has already borne fruit. As Steve Fireng said, the leadership team at AIU continues to work very hard on the issues that have been raised by its accreditor. The changes are making – that we are making are – across the spectrum.

They include internal cultural change as well as improvements in processes and procedures. Our singular focus at this point is to ensure that the students at AIU continue to be served well and that they have access to the highest quality education. Throughout the entire corporation we are also focused on strengthening our culture, improvement, communication, providing training, and motivating, rewarding and retaining our people. This is will be an important priority for all of us going forward and one that should pay off well both in the near and long-term future. Our continuing emphases on successful graduation of our students has put us at the forefront of our industry in terms of graduation rate, in fact has positioned well among all educational institutions. At present our overall graduation rates are at approximately 60%, but we intend for them to become even better.

As part of our strategic focus on return on investment we are in the process now of analyzing our real estate so that we can make the right decisions to maximize utilization. We believe there this process will yield efficiencies and contribute to increased profitability. I also wanted to make take a moment to talk about the press release that we issued yesterday regarding the third amended complaint which has been filed in the securities class action litigation against our company.

As we had communicated earlier last month, the U.S. district court for the northern district of Illinois, for the second time granted our motion to dismiss the action, holding that the plaintiffs had once again failed to plead a federal securities law violation. In its decision, the court granted the plaintiffs until April 17, to file a third and final amended complaint. Shortly before the deadline the plaintiffs attorneys asked for and were granted a extension until May 1. We are disappointed that they have come back for a third try so we want to assure you that we will continue to defend our position as we have successfully on two previous filings.

I also want to acknowledge, again, the progress we have made on a number of fronts in the legal and regulatory areas. All of which have been communicated via press release. We continue to be heartened by the progress we have made and look forward to the day when all of the remaining issues have been lifted and no longer impact our business. As we said before, we are a company in transition. We will be a better company, generating even greater shareholder value because of the changes we are making now to our business strategy.

Our culture, our infrastructure. We have an outstanding history to build on, we are making rapid progress and we ask for your patients and continued support. At this time we would be pleased to take your questions.

QUESTIONS AND ANSWERS

OPERATOR

[OPERATOR INSTRUCTIONS] One moment, please. Sir, our first question is from the line of Chris Gutek with Morgan Stanley.

Chris Gutek – Morgan Stanley – Analyst

Thanks, good morning. Or good afternoon.

Jack Larson – Career Education – Chairman, President, CEO

Good afternoon.

Chris Gutek – Morgan Stanley – Analyst

Couple of questions. Could you guys comment a little more in detail on the number of enrollment advisors?  In last year’s 10-K, the growth there was about 50%, and what impact you are experiencing from those new hires and how much of a lag you expect to experience as the new hires slowly ramp up their productivity?

Jack Larson – Career Education – Chairman, President, CEO

Sure. Let me just start by just saying that we really increased our whole process in terms of selection, but also, as importantly, we have initiated of course throughout our system a training program that I would say is much more dynamic than what we have had in the past to be able to ensure that people get the necessary training that they need and the product knowledge so they are better able to go out and get the job done. We look for improvements in terms of perhaps productivity but more importantly that these people are better equipped to go out and get the job done.

Chris Gutek – Morgan Stanley – Analyst

Any comment about what you expect going forward in terms of incremental hiring or how satisfied you with the recent hires?

Jack Larson – Career Education – Chairman, President, CEO

We have been satisfied with the folks that we have hired. I think this has been underway now for probably about the last six months throughout the organization and I would say that – that we feel that there is a significant difference in terms of the quality of the people that we’re bringing on and the types of activities that they are going through.

Chris Gutek – Morgan Stanley – Analyst

Okay. Great just one more kind of two-part question, first thanks for the increased disclosure on the new sub segments, that certainly helps to understand the profitability in growth trends quite a bit. The two things that surprise me, I guess the Gibbs business, even excluding this goodwill impairment, it looks like profitability is still getting worse. If you could comment on if we hit the trough here, and the culinary business both growth and profitability would do thought it would be performing better any explanation behind that?

Pat Pesch – Career Education – CFO

This – this is Pat Pesch, let me kind of address those two pieces. With respect to Gibbs, you’re correct in terms of kind of year-over-year comparison when you exclude the charge, there is a decline there. We also did provide some significant information with respect to all of the quarterly results in that break down for last year, and I think you would see that while there was some deterioration in the first quarter versus other quarters last year, it was not as severe as kind of the full year first quarter last year full year this year.

With respect to kind of turn around there, we continue to see improvements in things like attrition. In fact, we had one of our strongest improvements in a year-over-year basis in the attrition rate. Where we have really continued to do I think a pretty good job of controlling costs in the non-fixed costs area, but where we continue to struggle there is really on the new start side. That is something that, there has been some stabilization in term of the decline of starts, but they are still at levels significantly below historical levels so that’s really the area that we’ll continue to need to make improvement in order to rebuild population, rebuild revenue and get the profitability back on track.

With respect to the culinary schools, there’s probably just one major area that I would highlight. I think as we really went through course of 2005, and I really alluded to this last year with respect to the fourth quarter, we probably did a little bit too good of job of watching our spending in certain areas, trying to maintain margins and we were probably a little late in really reinvesting in the marketing activity to drive enrollment growth and as Jack and I mentioned in our comments earlier we really gave some attention to that in the first quarter and expect to continue to do that throughout this year. One other thing of note with respect, particularly to the culinary division, I mentioned that we had made significant improvement in our bad debt that we are at the lowest level in about five years as a percentage of revenue. Culinary division has done a better job than most with bad debt just over 1%. One thing that we’re actually evaluating now with respect to culinary division, those are our most expensive programs, and given the strong performance that we have had in bad debt, given that those programs have – kind of the largest gap between federal funding available and total program costs, we’re looking at ways that we can modify our financing for students to essentially facilitate more students being able to attend school. So we apply consistent standards across the organization with respect to credit policy. The average student in that group has done very well with respect to repayment of debt, and we think we may have tightened up a little bit too much in that particular business relative to the risk involved in terms of extension of credit. So we’re really looking at that now and think that may have a positive impact in terms of reaccelerating growth in culinary.

Chris Gutek – Morgan Stanley – Analyst

Great. Thank you. Pat, very helpful.

Pat Pesch – Career Education – CFO

You’re welcome.

OPERATOR

And sir, our next question is from the line of Matt Litfin with William Blair & Company.

Matt Litfin – William Blair & Company – Analyst

Good afternoon. Jack, you mentioned in your prepared comments that lead flow was up to I think record levels. I guess the question is, I’m trying to figure out why that is. How much of it is the science you are putting behind it as Steve described and how much, if any, is it the environment getting a little bit better here.

Jack Larson – Career Education – Chairman, President, CEO

It’s probably a little bit of both we have found that people are responsive to positive message and they are looking to make their lives better. Certainly the demographics show, too, that you know, there’s lot of different groups within the United States that need education, want education, I think they certainly – hear our ads or see our ads or they are on the Internet and it appeals to them. Some of it’s our spending but we really tried to focus on, what does the customer want? We tried to make our ads responsive to people coming into our system and being able to get the latest information. Part of it is certainly generating lead the other part is to trying to work with these folks as fast as you can because time is of the essence. I think we have been very successful with putting systems in this year with our 24-7 call center, more robust web pages we have had out there, we have begun to add our automated enrollment site, so we can work with their leads that come in after hours. We know some 35% of our leads approximately will come in after hours but we’re very encouraged by what we see because I think we find that people are finding that education is something that benefits them throughout their life.

Matt Litfin – William Blair & Company – Analyst

The other question I had has to do with the adverse publicity that you mentioned has affected the AIU population sequentially. Is that affecting the conversion rates for potential new students or is it attrition of existing students or it is both, and I’m kind of looking for some quantification if possible on those.

Steve Fireng – Career Education – President of the University Division

This is Steve. The biggest effect of student recruitment actually with your conversion rate so it’s recruiting new students – actually our student retention is actually better quarter-over-quarter and even year-over-year. So it is really kind of the impact of the student recruitment side.

Matt Litfin – William Blair & Company – Analyst

That’s helpful. Thank you.

OPERATOR

And sir, our next question is from the line of Greg Cappelli with Credit Suisse.

Steve Vaughn – Credit Suisse – Analyst

Hi, guys this is Steve Vaughn for Greg today.

Steve Fireng – Career Education – President of the University Division

Hi, Steve.

Steve Vaughn – Credit Suisse – Analyst

Just hoping you guys could maybe provide little color on the starts. They were down quite a bit and maybe parse out some of if you could what some of the biggest impacts were.

Pat Pesch – Career Education – CFO

Yes, this is Pat. I mean, clearly – you know clearly the biggest single impact is within AIU in this probation impact that we believe has affected us and really is it showing up in conversions. Again, lead generation continues to be strong, but conversions there in show rate on those students has really been the biggest issue. So that the biggest concentration in there. Gibbs starts also, continue to be weak. And that’s as you see it reflected in the decline in there – in the population that we provided. Elsewhere within the organization, it varies a little bit by school. Within the other schools segment that we now have disclosed, that’s really the – it’s within that group that we have some of the individual schools outside of AIU that were most affected by adverse publicity that would be like Lehigh Valley College, Brooks College and Brooks Institute and those have had really the most significant impact on their year-over-year starts.

Steve Vaughn – Credit Suisse – Analyst

Okay. I guess maybe some of the Gibbs and AIU and issues, where it starts flat year-over-year? Because they have been positive.

Pat Pesch – Career Education – CFO

Well, I mean we really – if you look – Steve, if you look at the population data I think you’ll get some general idea in terms of where any weakness in the start exists. We have indicated to you that attrition has improved, so when you look at the population year-over-year with the general notion of improvement in attrition, declines in the population are largely driven by declines in the starts.

Steve Vaughn – Credit Suisse – Analyst

Okay. Great. That’s helpful. Just another question, I guess, in terms of online, you guys have in the past, been nice enough to disclose what, you know, CTU enrollment was. If we could get a sense of level of enrollment that was at Stonecliffe.

Pat Pesch – Career Education – CFO

Actually we haven’t really provided specific break down other than very early in the process. I think it’s fair to say that Stonecliffe now we’re not dealing with large numbers yet, as it’s early in the development, but just good early results relative to our history with AIU and CTU initially.

Steve Vaughn – Credit Suisse – Analyst

And then just the last one on AIU, if you guys could help us out in terms of how big that impact has been from the probation. If there’s an expectation that, total population at AIU is actually down year-over-year?

Pat Pesch – Career Education – CFO

AIU population is not down on a year-over-year basis. But the growth is relatively modest on a year-over-year basis, and that’s why, my comments, with respect to the rest of the year are, we do need to make some impact – or some inroads into kind of the negative impact of that probation because if you recall AIU is an accelerated program so the students do graduate at relatively quick rates, so – right now we’re up on a year-over-year basis. How that number trends for the rest of the year will have a significant impact on the strength of our year.

Steve Vaughn – Credit Suisse – Analyst

Okay. Great. I’ll turn it over. Thank you.

Pat Pesch – Career Education – CFO

Thank you.

OPERATOR

And again, ladies and gentlemen, as a reminder, in the interest to all of the analysts we ask that you please limit yourself to one question. And sir our next question is from the line of Sarah Gubins with Merrill Lynch.

Sarah Gubins – Merrill Lynch – Analyst

Given the start trends, can you talk about when you are expecting to see a turn in both your start growth and then when that might translate into population growth?

Jack Larson – Career Education – Chairman, President, CEO

You know, of course, the big intakes are in the summer and fall, and that’s our next, large opportunity to have an impact on that. You get the benefit, of course in those – months too of having high school students that are able to come into the programs where, the rest of the time of the year they are somewhat excluded from it. So I guess we would, perhaps expect, larger starts in the summer and fall as we look at higher show rates and people from out of town that might be traveling from long distances also a lot of times will pick those as the time of year that they want to start.

Sarah Gubins – Merrill Lynch – Analyst

Okay. And then can you give a quick update on your plans in hire a COO.

Jack Larson – Career Education – Chairman, President, CEO

Sure. You know that’s something I want to be – the company needs be to be very deliberate about we certainly have interviewed some really good candidates and it’s just a very thoughtful process right now as to getting the right individual with the right skill set.

Sarah Gubins – Merrill Lynch – Analyst

Okay. Thank you.

Jack Larson – Career Education – Chairman, President, CEO

All right. Thank you.

OPERATOR

And sir, our next question is from the line of Gary Bisbee with Lehman Brothers.

Gary Bisbee – Lehman Brothers – Analyst

Yes, good afternoon, guys.

Pat Pesch – Career Education – CFO

Hi.

Gary Bisbee – Lehman Brothers – Analyst

I guess the first question is – last quarter and then again in March at the investor day you were holding on to the hope of positive year-over-year campus base student growth by the end of the year it seems right now that that’s obviously out of the question or would most likely be – I guess what has changed in the last two months or was that in hindsight sort of a realistic thing to continue to be talking about in March and given – I realize a lot of it is Gibbs and that’s hard to forecast but given the 14.5 % decline in campus students sort of, what are we doing here? Should we close down some of those schools?  It seems like much more dramatic action is necessary.

Pat Pesch – Career Education – CFO

Gary, you mentioned 14.5% decline in campus students. I’m not sure how you are calculating that number.

Gary Bisbee – Lehman Brothers – Analyst

I think, maybe I made a mistake. I subtracted from the 97,100 and totaled the 31,500 that the footnote said was online and looked at that versus doing the same math last year.

Pat Pesch – Career Education – CFO

Well, you would subtract, roughly 25 1/2 thousand last year.

Gary Bisbee – Lehman Brothers – Analyst

From 96,500.

Pat Pesch – Career Education – CFO

Yes, you should get to about an 8% decline.

Gary Bisbee – Lehman Brothers – Analyst

Okay. It is probably my bad then. Either way, I still think the point is a similar one. It’s accelerated.

Pat Pesch – Career Education – CFO

Yes, we got about a point worse versus last quarter.

Gary Bisbee – Lehman Brothers – Analyst

Okay. So I mean the same question is, there sort of what are we doing, is it now at the point where you want to close some schools or cut some real estate?

Pat Pesch – Career Education – CFO

I think – on the latter part of the question, I think the answer is clearly we continue to evaluate individual school performance and evaluate prospects for growth and profitability those schools will continue to do that. Certainly providing the further break down in the information as I mentioned in my comments gives you a little more insight into what challenges and opportunities we may face so we’ll continue to look at that. Of course we won’t really make announcements on any decisions until we actually make them.

With respect, the general prospects for turnaround we really, are being affected, the AIU thing is a significant swing factor there, and that includes the brick and mortar campuses as well as online. But I guess to Jack’s point the real opportunity for turnaround in a substantive fashion has to come at those times when we have significant starts, significant – hit it out of the park type home run results in the April starts would not have dramatically changed the overall population results in terms of the level of decline year-over-year and the real opportunity to turn that around is really in July through October.

Jack Larson – Career Education – Chairman, President, CEO

Gary, one of the other critical elements to look is is underway right now is our ability to hire more reps, really lower turnover among those representatives some of the things I indicated earlier. Much stronger, central training, in our system and these automated enrollment sites, I do think will revolutionize the way we do business. This call center we’re very encouraged by.

We’re certainly spending more on advertising, we therefore will spend more on admissions and as Pat indicated we are looking at some student, finance areas too. And the show rate is always a tremendous opportunity and we have got a number of things underway. Steve Fireng indicated having alumni call students they enroll for school and we feel that could make a significant difference too in terms of some of the show rates. Just giving students greater confidence into the decision that they made.

Gary Bisbee – Lehman Brothers – Analyst

I guess just request if I could sneak one other in. Jack, you talked about positive trends continue on the start front or maybe it’s even gotten better – I’m sorry on the lead front but the starts are obviously down quite a bit so it’s great to have leads but the conversions seem to be falling apart. Is that much more just due to Gibbs and AIU and others within the Company have had better results on the conversion front and are sort of trending as they have been or is that company-wide obviously worse in those two areas?

Jack Larson – Career Education – Chairman, President, CEO

Let me throw this out. A lot of these leads as they come in, they come in and you have got to work them and it’s really up to the student to decide at what point they want to start school so they could look at, something different than the first quarter. They may indicate they want do come in the second or third quarter. So that’s something we’re always mindful of too because the people come in from different age groups, different parts of the country, and these are things that affect the lag time of when they came in. Even though we had a very excellent first quarter with leads it doesn’t say that every student that came in as a lead was going to start start in the first quarter.

Steve Fireng – Career Education – President of the University Division

Yes, Gary, with the first quarter most of our increases are on the internet which is a wider scope of interested people not necessarily in the 20-mile radius around the campus so it might take them longer to start school because they may need to move their family or commute, so the internet leads have increased but it’s obviously it’s a wider vast of audience responding to our schools.

Gary Bisbee – Lehman Brothers – Analyst

Okay. Thank you.

Pat Pesch – Career Education – CFO

Thank you.

OPERATOR

Sir, our next question is from the line of Mark Marostica with Piper Jaffray.

Mark Marostica – Piper Jaffray – Analyst

Good evening, guys. Pat, I think you may have mentioned it but I’m not sure online operating margins for the quarter. I’m not sure if you talked about online margins.

Pat Pesch – Career Education – CFO

Yes, with we did not specifically talk about online margins, and consistent with the segments – the revision in the segment data, we’re not really breaking down on a pure online or campus-based basis any more. I said we would continue to provide supplemental information the information on population and revenue, and so it’s not our intention to duplicate a segment, if you will, a segment reporting on that basis. But I will tell you this, both within AIU and CTU, the large majority of the students within those are online students, and so to a large extent they drive the margins. I think one thing that you might be able to do if you are for modeling purposes, we did provide, again, quarter-by-quarter segment information for 2004 and 2005.

And we also – you have that information available historically with respect to the old segment cuts. So you clearly can do some analysis there to kind of figure out, what the mix was at least over the last two years, would allow you to kind of estimate where those margins are at this year. But one of our thoughts on a longer term base as we introduce hybrid programs and as we look at programs to expand online offerings into – into our other divisions over time, we think the, kind of the on – the segmentation on an online versus brick and mortar versus hybrid basis really is going to become very difficult because these institutions are going to be more and more integrated with respect to method of delivery. That’s one of the reasons we felt comfortable making the changes that we did now. Certainly off line I could help you through the available – the availability of any other information for analysis.

Mark Marostica – Piper Jaffray – Analyst

Okay. Fair enough. And one other question I’ll turn it over, regarding pricing for online, have you given any consideration to altering prices either lowering pricing or offering discounts for your online programs or have you done that already? I would love an update on that, thanks.

Pat Pesch – Career Education – CFO

Steve will address that in detail but the one comment I would make quickly, I mean we have had some level of discounting activity with respect to partner relationships for years now, so there’s always been some level of that activity – Steve–

Steve Fireng – Career Education – President of the University Division

Yes. We had certainly our grants through our education partner program. We have our grants through our military partnerships and those – as those two groups expand, obviously it gives, probably grant or something to other types of programs, but I will tell you from, student surveys and kind of our student success surveys, price I don’t think is – is the reason why someone is enrolling or not enrolling in school or starting or not enrolling in schools. I think we’re priced very very competitive to the quality of education we deliver.

Mark Marostica – Piper Jaffray – Analyst

So would it be fair to say discounts as percentage of tuition this quarter was relatively stable with past trends?

Pat Pesch – Career Education – CFO

Yes, I think it would be fair to say that. Mark, one other thing we have done as an organization is, with the various brands if you want to refer to them that way or the various schools we have had, we have looked at the marketplace and recognized that the marketplace has different needs and different requirements and tried to attack those with different offerings, if you will, not so much to take one particular offering or one particular school and try to make that schoolwork for everyone or at every price point.

Mark Marostica – Piper Jaffray – Analyst

Thank you.

Pat Pesch – Career Education – CFO

Thank you.

OPERATOR

And, sir our next question is from the line of Mark Hughes with SunTrust.

Mark Hughes – SunTrust – Analyst

Thank you very much. Do you have a specific lead volume for the first quarter?

Pat Pesch – Career Education – CFO

Yes. I mean it’s – the first quarter lead volume was in excess of 2 million – 2 million leads.

Mark Hughes – SunTrust – Analyst

Not much in excess or just in excess? I’ll go with that.

Pat Pesch – Career Education – CFO

It’s actually little better than 2.1 million.

Mark Hughes – SunTrust – Analyst

Okay. Thank you. And the health segment seems to be holding pretty well anything you can say with respect to that.

Jack Larson – Career Education – Chairman, President, CEO

Sure. No, that’s an area that we have been very pleased with. I think our ability to get people that are interested in that area hasn’t have very good. I think some of the conversion rates have been good. We have introduced new methods in terms of lead generation in that area. I think we have got, you know, really excellent team members kind of manage that division, and I think that, people continue to show a large interest in the – in the health area.

Mark Hughes – SunTrust – Analyst

Thank you very much.

Jack Larson – Career Education – Chairman, President, CEO

Okay.

OPERATOR

And sir, we have a question from the line of Jerry Herman with Stifel Nicolaus.

Jerry Herman – Stifel Nicolaus – Analyst

Thanks, good afternoon, everyone. Follow-up question with respect to starts, sort of the guidance, starts were down in the first quarter. You guys didn’t move guidance. Is there anything you have seen more recent they are would suggest that you have actually had an improvement in conversions?

Pat Pesch – Career Education – CFO

No, I guess my suggestion with respect to guidance is – is the comments I made is – were at this point not really providing anything additional. The only thing – I did comment that the – that the Gibbs charge was not contemplated in the previous guidance. But really the point is, we can look at forecasts for the rest of the year, and one of the real keys operationally and execution wise to achieving the results for the remainder of the year will be, really, the performance with respect to AIU conversions. We can look at any of the other areas and try to fine tune some numbers, but I think the reality is that is the most significant variable in performance for the rest of the year.

Jerry Herman – Stifel Nicolaus – Analyst

Can I ask one follow-up?

Pat Pesch – Career Education – CFO

Sure.

Jerry Herman – Stifel Nicolaus – Analyst

With regard to graduation rates. The 60%. Are you using the DOE definition there and what might that compare to and any thoughts on placement rates?

Pat Pesch – Career Education – CFO

What we’re looking at there is the measurement of those levels, based on historical I-ped data, which is a very, very technical specific calculation and so we have looked at estimating those rates, based on those formulas as being, if not the best measure at least a consistent one. So when we talk about, approximately 60%, that’s roughly where we have been based on aggregation of I-ped data for the last several years.

Jack Larson – Career Education – Chairman, President, CEO

One of the important things to realize is we see this as a tremendous opportunity we have kind of signified this theme as the year of our graduate – or the year of the graduate. And that’s kind of a common theme through out all of our campuses but we really see some huge potential, I think we have always stressed graduation as a critical goal it has got to be aligned with what the students needs are as well as the schools, but we have put a tremendous focus on engaging the student in the classroom and connecting them to the campus.

That whole quality and learning process really resonates with students and it’s very beneficial and very significant to them. And two more things, the administrators and faculty monitor student progress kind of one-on-one, which I think gives us an ability to very significantly track that stuff. And of course the campus leaders have made this a top priority at each one of our campuses that’s why I use the statement I believe we will increase our graduation rate even higher than what it is now.

Jerry Herman – Stifel Nicolaus – Analyst

Thanks very much.

Jack Larson – Career Education – Chairman, President, CEO

Thank you.

OPERATOR

And sir, our next question from the line of Jeff Silber with Harris Nesbitt.

Jeff Silber – Harris Nesbitt – Analyst

Thank you very much. I appreciate the extra information you gave us, by different school segment in terms of revenue and operating profit. Would it be possible to get the historical data for enrollments by segment as well? I know not on this call but is that something that you would be willing to give out?

Pat Pesch – Career Education – CFO

Well, Jeff, we’re really just trying to be as transparent as we can, provide as much information and yet provide some limitations in terms of information. We did provide the population information by segment as well in the press release. I hear the question, and I guess at this point I would say we’ll, as we always do with requests, try to consider how to provide the best information we can.

Jeff Silber – Harris Nesbitt – Analyst

Okay. Appreciate that. Hope that doesn’t count as one of my questions.

Pat Pesch – Career Education – CFO

Actually it counts as two.

Jeff Silber – Harris Nesbitt – Analyst

All right. Thanks. Are there any legal or regulatory updates that you haven’t talked about? Are we going to be seeing anything in the 10-Q that we haven’t spoken of tonight.

Pat Pesch – Career Education – CFO

I think it’s fair to say in the 10-Q we’ll have more extensive update. I think, you know, we have tried to take an approach with the 10-Q to be as comprehensive as we can. We certainly tried to highlight for you today anything that we would consider more substantive. But I would – we expect to file the 10-Q probably by the beginning of next week and there will be some additional information particularly on the litigation front. There’s always specific developments or incremental information there.

Jeff Silber – Harris Nesbitt – Analyst

Okay. Great. And just quickly, in terms of the specific school segments I was wondering if you could give us just a little bit of color about the competitive environment. Is it getting any worse, any better, et cetera?

Jack Larson – Career Education – Chairman, President, CEO

I mean it’s always been certainly a competitive environment when you see students have a lot of different choices when they are looking at private schools, but I mean I would tell you just our ability to generate leads you know, get those into the system and work them I think it shows that there’s a tremendous interest. But I do think the competitive environment is very high and you’re not only competing against other schools but you also competing against the economy to some extent.

Jeff Silber – Harris Nesbitt – Analyst

Great. Thanks.

OPERATOR

And sir, we have a question from the line of Corey Greendale with First Analysis.

Corey Greendale – First Analysis – Analyst

Hi, good afternoon.

Jack Larson – Career Education – Chairman, President, CEO

Hi Corey.

Corey Greendale – First Analysis – Analyst

One thing I think some of the other companies in the state have talked about is being either helped or hindered by optimizing the number of leads per admissions reps in terms of not overwhelming people but also not underwhelming so that you lose good people. How close are you to hitting sort of the optimum mix there of number of reps compared to number of leads?

Jack Larson – Career Education – Chairman, President, CEO

We watch that very carefully if you give somebody too much it becomes overwhelming if they don’t get enough it’s a reverse of that so that’s something we certainly monitor I guess it’s just also better and smarter way for people to go about their work. We have got, you know predictor dialer system so that makes their job easier there to contact people if you will. I think by putting in some of these automated enrollment sites that will help. The reps a lot in the sense that they can still work with people, but they can also have these systems that go into effect that – that help them out. So it is something we watch and we do try to find the right ratio of rep to lead.

Steve Fireng – Career Education – President of the University Division

On the online side just to give you, with our new smart inquiries partly what that is about this model the highest converting leads. It always has systems where the managers can redistribute based on segments. So if there is someone who is a specialist in military you can give those individuals – they are trained in kind of those areas, and I think this whole, kind of modeling by demographic is the same tactic we took with sort of our retention efforts and have an intervention thing based on the certain modeling. It is about the amount and getting the right leads to the right reps who have the highest level of conversions.

Jack Larson – Career Education – Chairman, President, CEO

One thing we have come to realize that the type of lead coming into the system and the specialization of the representative is critical too. We have broken our rep force into five different segments if you will. There’s our inside group that works with kind of the local market. There’s the representative that work with mainly just out of state students, we have got reps that primarily work with just internet types of leads that come in. We have got other reps that work with just high school students because that’s – kind of a different process, if you will, and then we have representatives that just work with the international market. And I think this has made it far more effective in terms of how do you get more effectiveness out of each one of the leads that come in.

Corey Greendale – First Analysis – Analyst

Jack, quickly if I could you made a comment about feeling good about the healthcare division, I think there was a comment in the 10-K about that division also potentially having a goodwill write-off given where that was at, can you reconcile those two things? Are you kind of feeling that that’s less likely at this point.

Pat Pesch – Career Education – CFO

Yes, Corey this is Pat. If I could address that. When we look at the basic test that is being performed there. It’s a required testing that relates to the impairment of goodwill value, and it’s not something that is per se an evaluation of performance, but it’s really a notion of comparison of a fair value of the business unit to it’s total carrying value which includes goodwill. In the case of Gibbs, as the information we provided demonstrates, you are clearly talking about a very weak level of performance, in fact, operating losses in demonstrating kind of a goodwill value in that situation can be somewhat difficult.

With respect to our health division, one of the issues there as you again can see from the information we have provided while we have been growing the health business in terms of revenue, it has been a low margin business, and the opportunity there is really too improve the operating performance over time. Most of what comprises our health division are the schools that we acquired from Whitman, and we acquired those schools at time when valuations were valuations were significantly higher and what is really reflected in the purchase price there was a significant goodwill amount, so you look at Gibbs and you had roughly $10 million.

The health care division has in excess of $210 million of goodwill, so in essence it’s a higher valuation standard, and so that’s what kind of speaks to the closeness in the test if you will, or the narrow margin in the test. And so it’s really a different standard of measurement than Gibbs when – and of course if the healthcare starts in population trends moved against us, that certainly could be an issue, but as long as we’re showing some good positive growth on the top line as well as, some gradual improvement in the operating margins we would be okay on that testing.

Corey Greendale – First Analysis – Analyst

Great. Thank you very much.

OPERATOR

And sir, we have a question from the line of Steven Barlow with Prudential Equity Group.

Steven Barlow – Prudential Equity Group – Analyst

Thanks. On the health education side again your segment profit margins there have been lower than treasuries at this point in time for the last couple of years. What commitment have you given to the Board for a margin goal of that division and what time frame and if you don’t meet that time frame is the division up for sale?

Jack Larson – Career Education – Chairman, President, CEO

Let me start it this way and I know Pat has a few comments on this too. When we got the healthcare division these were schools that we knew we had to put pretty significant investment into. There was some unique opportunities in terms of adding products in different market segments to that. And it is a division, really, that just in recent times has probably really gotten the momentum as we have seen it turn here. In a number of different ways, and not only lead generation but certainly conversion rates and things like that so you know, sometimes it lags a little bit. We would expect that certainly the profitability here will follow.

We’ll have higher margins. As we all know within your economy the healthcare area that people do spend a lot of money on health care it’s about a trillion dollars of the U.S. economy per year. We are encouraged by that. We expect a decent return. We would expect these schools, to raise their margins here fairly significantly here in the future. Pat you were going to make a comment also.

Pat Pesch – Career Education – CFO

I guess I would just say, we certainly look at the division overall in terms of the segment information that we have provided, but also, the question really needs to be kind of broken down into how you address individual business units or individual campuses within that setting. We have indicated before that we think that the healthcare field because of future anticipated spending in health care will continue to be a strong employment sector and therefore have a strong demand in terms of education. Certainly we have to evaluate our individual campuses. The markets they operate in, the size of those markets and what the potential for growth is, so it’s less matter of whether or not we would dispose of – of healthcare and more matter of evaluating the performance of individual business units.

Steven Barlow – Prudential Equity Group – Analyst

Thanks. Is there a way to quantify a significant margin increase?

Pat Pesch – Career Education – CFO

I guess we’re not prepared to provide at this time specific targets on the margins.

Steven Barlow – Prudential Equity Group – Analyst

Thanks very much.

Jack Larson – Career Education – Chairman, President, CEO

Thank you.

OPERATOR

And sir, we have a question from the line of Howard Block with Banc of America Securities.

Howard Block – Banc of America Securities – Analyst

Good afternoon, everyone thanks on taking my call on the west coast we can outwait the easterners any day. For purposes of writing a note would it be better to tape guidance was reiterated or guidance was suspended?

Pat Pesch – Career Education – CFO

I guess you’ll have to choose your own words, Howard, but I would not say that we would reiterated guidance I would say we provided no update.

Howard Block – Banc of America Securities – Analyst

Okay. And then in terms of the incremental information offered in terms of the margin erosion in the quarter you said 330-basis point was due to increase in admissions and advertising. Can you give us a sense as to what the year-over-year growth was in those expenses?

Pat Pesch – Career Education – CFO

Well, I guess if you just calculated it, based on, you know, the change in revenue – I mean this revenue is up, so –

Howard Block – Banc of America Securities – Analyst

Well we don’t know what it was – I don’t think we have the historical level –

Pat Pesch – Career Education – CFO

Actually the – the advertising component is disclosed in the 10-K. We have indicated historically that the admissions cost is roughly on a company-wide basis is roughly equal to the advertising cost, so provide, reasonable estimate of the combined total. And again, we provided those advertising numbers in – for every year that’s a required GAAP disclosure.

Howard Block – Banc of America Securities – Analyst

Okay. Steve, I just want to check, you said that the CTU was one third of the online population.

Steve Fireng – Career Education – President of the University Division

That’s correct.

Howard Block – Banc of America Securities – Analyst

Okay. And then I just want to check the April 23 start that was in this quarter was reported in the start total as was the May 1 start of last year so the comparison was fair?

Pat Pesch – Career Education – CFO

No there’s – there there’s in the population there’s an apples to oranges comparison in the population because of the timing of the start. The start data that we published a pure calendar quarter information. So the start data for the first quarter is pure comparison year to year. But last year, we had a start just before for AIU just before the April 30 – or just – I’m sorry just after April 30 and this year we had one just before.

Howard Block – Banc of America Securities – Analyst

So then it’s not a fair comparison. This year was a slight advantage from an inclusion of an extra enrollment period.

Pat Pesch – Career Education – CFO

Yes.

Steve Fireng – Career Education – President of the University Division

That’s correct.

Howard Block – Banc of America Securities – Analyst

Steve, is there any chance that you may be purposefully clamping down on growth at AIU online in order to improve the outcomes for the existing students that may appease investigators, regulators and accreditors.

Steve Fireng – Career Education – President of the University Division

I don’t think that we are directly doing that. We certainly have evaluated our process, we certainly have evaluated our training program for our administrations advisors we have put in stricter quality assurance standards in terms of evaluating our admissions advisors to making sure they are saying things that are appropriate. I don’t think we directly necessarily clamped down on any sort of growth I think we looked at our process, and training and quality assurance to make sure that our admissions people are doing it the right way.

Pat Pesch – Career Education – CFO

And I think it’s fair, Howard, that anytime you are undertaking some – you know, comprehensive changes, that part of that process of change you’re going to have some learning curve and some inefficiencies as part of that.

Howard Block – Banc of America Securities – Analyst

And then lastly for Jack, you said in the press release that business remains strong and momentum is substantial. Which metric should we look at in order to see the substantial momentum? Is it an enrollment statistics, balance sheet?  Something incremental that wasn’t disclosed?

Jack Larson – Career Education – Chairman, President, CEO

Well, I mean certainly we have shared some of the – the lead things because I mean that is a life blood of any system. We have heard from maybe past companies in the past that had a hard time generating leads we kind of shared that number today. I mean you can certainly look at obviously population and you know different areas like that.

Pat Pesch – Career Education – CFO

One other thing, Howard the contexts within those comments were made – Jack did reference some of the adverse effects on the business and then talked about the momentum in dealing with those adverse effects so we were talking about adverse effects with respect to regulatory and bad press, and that’s the thing where we clearly believe there’s been a momentum change in terms of good news on those fronts.

Howard Block – Banc of America Securities – Analyst

Gotcha. Okay. Thank a lot.

Jack Larson – Career Education – Chairman, President, CEO

Thank you.

OPERATOR

And sir, we have a question from the line of Kelly Flynn with UBS.

Kelly Flynn – UBS – Analyst

Thanks I know it’s getting late here, but Pat can you give us the population growth by segment as of late January period, the most recent period, just so we can have kind of the one quarter comp to see what accelerated and what didn’t?

Pat Pesch – Career Education – CFO

I can evaluate the request –

Kelly Flynn – UBS – Analyst

Okay. All right. That’s fine. And then just back on the healthcare question. I know you said kind of macro long-term you think health is a good area the demand is so good, but it looks like that has accelerated as far as the revenue growth numbers which you gave out are concerned whereas some of the other ones are getting worse. Is there any reason that you would cite for an inflection point there? Or is there – just general strength overall in the macro environment.

Pat Pesch – Career Education – CFO

I think one of the things to look at in terms of the segmentation that we provided was recognizing that we have varying groups of schools, varying types of schools, and that, the factors that may influence growth within those schools vary as well as some of the operational execution within those schools, and so, part of the reason was to recognize that there are differences, and clearly, within those healthcare schools, they are different price points they are generally lower price point programs, student financing challenges are a little bit different, geographically they are, mostly in the eastern and Midwest, so there are a lot of factors there that, aren’t uniform across the other businesses. They are generally shorter programs much shorter programs than the others, and, just different hurdles in terms of turning around those activities.

Kelly Flynn – UBS – Analyst

Okay. But – would any of those things point to why it’s accelerating?

Pat Pesch – Career Education – CFO

Well, what we have seen is, we built up a tremendous team to manage that group so I got to give them credit where credit due. At the same time I think we tried some unique advertising to those groups that they probably did not have available to themselves, in previous time periods.

Kelly Flynn – UBS – Analyst

Okay.

Jack Larson – Career Education – Chairman, President, CEO

I think the market has been very responsive to it and we have found we have been successful in terms of the being able to generate specific types of leads and being able to convert those leads.

Kelly Flynn – UBS – Analyst

Great. And quickly on the option expense, Pat can you tell us for sure where that is on the income statement is that in SG&A? And then relative to the segments where does it appear? It is in corporate or reported in the segment operating income?

Pat Pesch – Career Education – CFO

It is basically spread throughout. There will be some specific disclosure within the 10-K – I’m sorry the 10-Q, that kind of lays out in which operating lines it existing in. So if you look at the face of the income statement you will get additional detail in terms of how it’s allocated. I will tell you the majority of the dollars come through in the G&A line. And it is spread with respect to corporate and all of the operating units based on the individual employees that received the incentive awards.

Kelly Flynn – UBS – Analyst

Okay. Got it. And then just finally, on bad debt, I know you are not giving guidance overall but do you think it will stay that low over the next couple of quarters.

Pat Pesch – Career Education – CFO

I will say that we’ll continue to make the efforts that we have historically, or that we have in recent times. To collect cash at a strong rate and as long as we continue to do that, I think we each keep it at a acceptable level.

Kelly Flynn – UBS – Analyst

Okay. Thanks a lot.

Jack Larson – Career Education – Chairman, President, CEO

We have time one more question here because were running out of time. So let’s go ahead and take one more question, please.

OPERATOR

And sir, that final question is from the line of Jennifer Childe with Bear Stearns.

Jennifer Childe – Bear Stearns – Analyst

How could educational expenses be down sequentially on an absolute basis by about 3 million?

Pat Pesch – Career Education – CFO

Well, I think they are looking at ourselves being responsive to changes in the student population, so in terms of being down sequentially, we’re just – we’re responding – I think you know that we have got a large proportion of our faculty that are adjunct or part-time faculty and that does provide us some flexibility from term to term in adjusting that staffing.

Jennifer Childe – Bear Stearns – Analyst

Okay. And then second, do you contemplate any pricing increases this year particularly within online?

Pat Pesch – Career Education – CFO

I mean, generally yes, we do contemplate price increases, probably consistent with what we have done in the past, ranging probably in the 3% to 5% range for the most part, Steve do you want –

Steve Fireng – Career Education – President of the University Division

We did our normal tuition kind of increases we have done every year in terms of the same time period.

Jennifer Childe – Bear Stearns – Analyst

When did those hit?

Pat Pesch – Career Education – CFO

Our price increases throughout the system are not lock step across the organization. So individual campuses and individual programs can change at various times throughout the year.

Jennifer Childe – Bear Stearns – Analyst

Okay. Thanks very much.

Jack Larson – Career Education – Chairman, President, CEO

All right. Very good. Let me just conclude with kind of a statement on our momentum. I really feel we have got tremendous momentum. Certainly the leads set up very well for the future. We made tremendous progress with the regulatory and legal areas. We’re working through our AIU situation that has certainly temporarily depressed growth, but we feel that that’s on temporary basis over time. And also, we’re making this a very viable culture we have laid down an extremely good foundation. We’re investing those dollars necessary to lay that infrastructure down for very firm foundation. So we feel we have lot of confidence in the momentum that has been set up as we move forward in the future. I want to thank everybody for participating and listening today. Have a good day. Thank you.